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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.         )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

Consolidated Edison Company of New York, Inc.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Consolidated Edison Company of New York, Inc. 4 Irving Place New York, NY 10003 www.conEd.com

NOTICE OF ANNUAL MEETING OF CON EDISON OF NEW YORK STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”) will be held at Con Edison of New York’s Headquarters Building, 4 Irving Place, New York, New York, on Monday, May 15, 2006 at Noon for the following purposes:

a.	To elect the members of Con Edison of New York’s Board of Trustees as described in the Information Statement (attached hereto and incorporated herein by reference); and

b.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Consolidated Edison, Inc. owns approximately 99 percent of the shares entitled to vote at Con Edison of New York’s Annual Meeting, and intends to vote these shares for election of the nominees described in the Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Trustees,

SADDIE L. SMITH

Secretary

Dated: April 21, 2006

INFORMATION STATEMENT

INFORMATION STATEMENT

This Information Statement is provided to stockholders of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”) in connection with Con Edison of New York’s Annual Meeting of Stockholders and any adjournments or postponements of the meeting. Con Edison of New York’s Annual Meeting will be held at Con Edison of New York’s principal executive offices at 4 Irving Place, New York, New York 10003 on Monday, May 15, 2006 at Noon. This Information Statement is being mailed to stockholders on or about April 21, 2006.

Holders of record as of the close of business on March 31, 2006 of the outstanding Common Stock, $2.50 par value, of Con Edison of New York (“Con Edison of New York Common Stock”) and the $5 Cumulative Preferred Stock of Con Edison of New York (“$5 Preferred”) are entitled to receive notice of the Con Edison of New York Annual Meeting. As of March 31, 2006, there were outstanding 235,488,094 shares of Con Edison of New York Common Stock and 1,915,319 shares of $5 Preferred, each entitled to one vote per share.

Consolidated Edison, Inc. (the “Parent”) owns all of the Con Edison of New York Common Stock. No Trustee or executive officer of Con Edison of New York owns any voting or equity securities of Con Edison of New York and, to the best knowledge of Con Edison of New York’s management no person, other than the Parent, owns more than 5 percent of any class of voting securities of Con Edison of New York.

Attached to this Information Statement is the Parent’s Proxy Statement for its Annual Meeting of Stockholders that was sent to its stockholders on or about April 5, 2006 (the “Parent’s Proxy Statement”). The information required in this Information Statement is substantially the same as information provided in the Parent’s Proxy Statement (which is incorporated by reference herein), other than the information provided above with respect to Con Edison of New York’s voting securities and the information provided below with respect to Con Edison of New York’s executive compensation and principal accounting fees and services. The nominees for election as members of Con Edison of New York’s Board of Trustees are the same as the nominees for election as member of the Parent’s Board of Directors. Meetings of the Con Edison of New York Board of Trustees and the Parent’s Board of Directors are generally held jointly as are meetings of the Boards’ committees, the membership of which are the same. Neither members of the Boards, nor the executive officers of Con Edison of New York and the Parent, are paid any additional compensation for concurrent service to Con Edison of New York and the Parent. The charter of the Audit Committee of Con Edison of New York’s Board of Trustees is the same as that of the Parent’s Audit Committee (Appendix A to the Parent’s Proxy Statement).

The combined Annual Report on Form 10-K for the year ended December 31, 2005 of Con Edison of New York and the Parent, which is included in the Parent’s annual report to shareholders, accompanies the mailing of this Information Statement. The Form 10-K contains information about Con Edison of New York, including audited financial statements, management’s discussion and analysis of financial condition and results of operations, selected financial data and selected quarterly information.

EXECUTIVE COMPENSATION

The executive compensation information required to be shown in this Information Statement for Mr. Kevin Burke, Con Edison of New York’s Chief Executive Officer, and Messrs. Louis L. Rana and Robert N. Hoglund, Con Edison of New York’s two most highly compensated executive officers other than its Chief Executive Officer, and for Mr. Eugene R. McGrath and Ms. Joan S. Freilich, Con Edison of New York’s Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, until September 2005, is the same as their executive compensation information shown in the Parent’s Proxy Statement. The information for Con Edison of New York’s next two most highly compensated executive officers—Ms. Mary Jane McCartney and Mr. Charles E. McTiernan, Jr.—is as follows:

Number of Shares of Common Stock Beneficially Owned as of January 31, 2006

(Parent’s Proxy Statement page 7)

Name	Shares Owned*
Mary Jane McCartney	104,411
Charles E. McTiernan, Jr.	16,116

*	Includes shares underlying exercisable options for: Ms. McCartney—96,000 and Mr. McTiernan—16,000.

Summary Compensation Table

(Parent’s Proxy Statement page 15)

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Awards*	Number of Option Shares	LTIP Payouts		All Other Compensation**
Mary Jane McCartney Senior Vice President	2005 2004 2003	$ $ $	336,000 321,000 310,000	$ $ $	175,000 120,000 120,000	— — —	— — —	16,000 14,000 16,000	$ $	35,066 26,232 —	$ $ $	10,080 9,630 9,300
Charles E. McTiernan, Jr. General Counsel	2005 2004 2003	$ $ $	340,000 310,000 280,000	$ $ $	170,000 125,000 125,000	— — —	— — —	16,000 16,000 10,000	$ $	43,833 32,790 —	$ $ $	10,200 9,300 8,400

*	The aggregate unvested performance-based restricted stock units under the LTIP and their value at December 31, 2005 (assuming 100% of target performance was achieved and assigning a value to each unit equal to the market value of a share of Common Stock at December 31, 2005) held by: Ms. McCartney— 4,800 ($222,384) and Mr. McTiernan— 6,000 ($277,980).
**	The amounts shown in this column consist of amounts contributed by Con Edison of New York under the Parent’s Thrift Savings Plan for Management Employees (Thrift Plan) and its Deferred Income Plan (DIP) as follows: For 2005, Ms. McCartney Thrift Plan—$6,300; DIP—$3,780; Mr. McTiernan Thrift Plan—$6,300; DIP— $3,900. For 2004, Ms. McCartney Thrift Plan—$6,150; DIP—$4,392; Mr. McTiernan Thrift Plan—$6,150; DIP—$4,750. For 2003, Ms. McCartney Thrift Plan—$6,000; DIP—$3,300; Mr. McTiernan Thrift Plan—$6,000; DIP—$2,400.

Option Grants In Last Fiscal Year (2005)

(Parent’s Proxy Statement page 22)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2005	Exercise or Base Price	Expiration Date	Grant Date Present Value*
Mary Jane McCartney	16,000	1.5%	$43.72	1/24/15	$72,160
Charles E. McTiernan, Jr.	16,000	1.5%	$43.72	1/24/15	$72,160

*	The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date, January 20, 2005. The values generated by this model depend upon the following assumptions: an expected life of 4.6 years after the grant date, a constant dividend yield on the underlying stock of 5.37 percent, an assumed annual volatility of the underlying stock of 19.0 percent; and a risk-free rate of return for the option period of 3.8 percent. The market value on the grant date is the closing price of the Parent’s Common Stock on the day preceding the grant date. No discount was made for restrictions on transfer or vesting.

Aggregated Option Exercises In Last Fiscal Year (2005) and

Fiscal Year-End Option Values (12/31/05)

(Parent’s Proxy Statement page 22)

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End*
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Mary Jane McCartney	0	0	80,000	46,000	$479,960	$175,860
Charles E. McTiernan, Jr	4,000	$47,160	6,000	42,000	$15,175	$149,280

*	Represents the difference between the market price of the Parent’s Common Stock and the exercise price of the options at December 31, 2005. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Restricted Stock Units

(Parent’s Proxy Statement page 23)

Long Term Incentive Plan Table—Awards in Last Fiscal Year (2005)

		Estimated Future Payouts
Name	Performance Period	Threshold #	Target #	Maximum #
Mary Jane McCartney	2005-2007	400	1,600	2,400
Charles E. McTiernan, Jr.	2005-2007	500	2,000	3,000

Pension Plans

(Parent’s Proxy Statement page 24)

The years of service covered by the Plans, are for: Ms. McCartney, 25 years and Mr. McTiernan, 24 years.

PRINCIPAL ACCOUNTANT—FEES AND SERVICES

Fees paid or payable by Con Edison of New York, to its principal accountant, PricewaterhouseCoopers LLP (“PwC”), for services related to 2005 and 2004 are as follows:

	2005	2004
Audit Services	$2,733,518	$3,440,7439
Audit-Related Services (a)	$354,750	$296,811
Tax Services	$—	$—
Other Services (b)	$13,800	$74,005

TOTAL FEES	$3,102,068	$3,811,559

(a)	Relates to assurance and related service fees that are reasonably related to the performance of the annual audit or quarterly reviews of the Company’s financial statements that are not specifically deemed “Audit Services.” The major items included in Audit-Related Fees in 2005 and 2004 are fees for audits of the Company’s pension and other benefit plans.
(b)	Relates to permissible fees other than those described above. The major items included in All Other Fees are software-licensing fees. In addition, 2004 includes fees for filing statutory returns related to the Company’s pension and other benefit plans.

The Parent’s Audit Committee approves in advance each auditing service and non-audit service permitted by law, including tax services, to be provided to Con Edison of New York by its independent accountants. The fees shown in the above table are included in the fees shown in the table on page 13 of the Parent’s Proxy Statement.

The Parent intends to vote its Con Edison of New York Common Stock, which represents approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, to elect as members of the Con Edison of New York Board of Trustees the same persons who have been nominated for election as members of the Parent’s Board of Directors (as described in the Parent’s Proxy Statement). All of the nominees for the Board of Trustees are currently Trustees of Con Edison of New York. Con Edison of New York knows of no other matters that will be considered at the meeting, and the Parent has no plans to bring any other matter before the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Because the Parent owns approximately 99 percent of the shares entitled to vote at the Con Edison of New York Annual Meeting, the voting of your shares cannot affect the outcome of voting at the meeting.

Dated: April 21, 2006

PROXY STATEMENT

Introduction

This Proxy Statement is provided to stockholders of Consolidated Edison, Inc. (“Con Edison” or the “Company”) in connection with the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held at the Company’s principal executive offices at 4 Irving Place, New York, New York 10003, on Monday, May 15, 2006, at 10:00 a.m.

Solicitation of Proxies

The Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Con Edison for use at the Annual Meeting. The Proxy Statement and the form of proxy are being mailed to stockholders on or about April 5, 2006.

The Company’s Annual Report to Stockholders, which includes the consolidated financial statements and accompanying notes for the year ended December 31, 2005, and other information relating to the Company’s financial condition and results of operations, also accompanies the mailing of this Proxy Statement.

This solicitation of proxies for the Annual Meeting is being made by management on behalf of the Board of Directors and will be made by mail, telephone, the Internet, facsimile and electronic transmission or overnight delivery. The Company will pay the expenses associated with the solicitation of proxies. The expenses will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees or fiduciaries for forwarding proxy material and other documents to beneficial owners of stock held in their names. In addition, Morrow & Co., Inc. has been retained to assist in the solicitation of proxies by the means described above. The estimated cost of Morrow’s services is $20,000, plus out-of-pocket expenses.

Record Date, Outstanding Voting Securities and Voting Rights

The Board of Directors has established March 31, 2006, as the record date for the determination of Con Edison’s stockholders entitled to receive notice of and to vote at the meeting. On the record date, there were 245,757,201 shares of Common Stock outstanding, which are entitled to one vote per share upon the proposals presented at the Annual Meeting. The holders will vote on the election of Directors, the ratification of the appointment of independent accountants and the stockholder proposal.

The enclosed proxy card is for the number of shares registered in your name with Con Edison, together with any additional full shares held in your name in Con Edison’s Automatic Dividend Reinvestment and Cash Payment Plan. The instructions on the proxy card provide that any shares registered in your name and any full shares held for your account in the plan will be voted in the same manner.

In all matters other than the election of Directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the subject matter, will be the act of the stockholders. Directors will be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting, entitled to vote and voting on the election of Directors. Abstentions and broker non-votes are voted neither “for” nor “against,” and have no effect on the vote, but are counted in the determination of the quorum.

Voting and Revocation of Proxies

All shares represented by properly executed proxies received in time for the Annual Meeting will be voted at the Annual Meeting in the manner specified by the persons giving those proxies. If the proxy is signed but no voting instructions are made, the shares represented by the proxy will be voted for the election of the Director nominees named herein and in accordance with the recommendations of the Board on other proposals.

Instead of submitting a signed proxy card, if you are a stockholder of record you may vote your proxy by telephone or on the Internet using the instructions set forth on the proxy card. Voting by telephone or on the Internet eliminates the need to return the proxy card. Telephone voting is not available to stockholders of record outside the United States.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must vote your shares in the manner prescribed by your broker, bank or nominee. The telephone and Internet voting procedure may or may not be available to stockholders who hold their shares through a broker, bank or other nominee.

Voting by use of a proxy on the enclosed proxy card, by telephone or on the Internet does not preclude a stockholder of record from voting in person at the Annual Meeting. A stockholder of record may revoke a proxy at any time prior to its exercise by mailing to the Secretary of the Company a duly executed revocation or by submitting a duly executed proxy, telephone or Internet vote to the Company with a later date or by appearing at the Annual Meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to cast his or her previous vote. Attendance at the Annual Meeting without voting will not by itself revoke a proxy.

Attendance and Procedures at the Annual Meeting

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, the authorized representative (one only) of an absent stockholder, and invited guests of management. If you plan to attend the Annual Meeting and you hold your shares directly in your name, please vote your proxy but keep the admission ticket attached to your proxy card and bring it with you to the meeting. Stockholders who hold their shares through a broker, bank, nominee, or other custodian will need to bring a copy of a brokerage or other statement reflecting their stock ownership as of the record date. You will be asked to present valid picture identification. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of the authorization. In order to assure the holding of a fair and orderly meeting and to accommodate as many stockholders as possible who may wish to speak at the Annual Meeting, management will limit the general discussion portion of the meeting to one hour and permit only stockholders or their authorized representatives to address the meeting. In addition, management will require that all signs, banners, placards, handouts and similar materials be left outside the meeting room.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Twelve Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting and until their respective successors are elected and qualified. Directors are permitted to stand for election until they reach the mandatory retirement age of 72. Of the Board members standing for election, one (Kevin Burke) is a current officer of the Company.

All of the nominees were elected Directors at the last Annual Meeting, other than Messrs. Burke and Sutherland who were elected to the Board of Directors, effective September 1, 2005 and April 1, 2006, respectively. The Corporate Governance and Nominating Committee recommended that the Board of Directors elect these new Directors. A professional search firm assisted the Committee in connection with its recommendation of Mr. Sutherland. Mr. Burke’s election to the Board coincided with his election as the Company’s Chief Executive Officer.

The Company’s management believes that all of the nominees will be able and willing to serve as Directors of the Company. All of the Directors also serve as Trustees of Con Edison’s subsidiary, Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). Mr. Burke also serves on the Board of Con Edison’s subsidiary, Orange and Rockland Utilities, Inc. (“O&R”).

The Board of Directors held eighteen meetings in 2005. At these meetings the Board considered a wide variety of matters involving, among other things, the Company’s strategic planning, its financial condition and results of operations, its capital and operating budgets, personnel matters, succession planning, risk management, industry issues, accounting practices and disclosure and corporate governance practices.

In accordance with the Company’s Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee serves as Lead Director and, as such, chairs the executive sessions of the non-management Directors and the independent Directors. The Company’s independent Directors meet in executive session at least annually. The non-management Directors are scheduled to meet a minimum of three times in executive session during 2006.

Shares represented by every properly signed proxy will be voted at the Annual Meeting for the election of the Director nominees as provided herein, except where the stockholder giving the proxy withholds the right to vote or instructs otherwise. If one or more of the nominees is unable or unwilling to serve, the shares represented by the proxies will be voted for the other nominees and for any substitute nominee or nominees as may be designated by the Board.

Information About Nominees

The name and age of each of the nominees, the years in which each was first elected a Director of the Company and Trustee of Con Edison of New York, the principal occupation and business experience of each during the past five years, the number of shares of Common Stock beneficially owned by each as of the close of business on January 31, 2006, their directorships in other publicly held business corporations and the more significant of their directorships in charitable and educational organizations as of January 31, 2006, are set forth below, based on information provided by the nominees.

The current nominees bring to the Company the benefit of their broad expertise and experience in many diverse fields. The Board has determined that the service by its members as directors of other public companies, including service by Mr. Salerno, a retired executive, on more than three audit committees of public companies, does not impair their ability to effectively serve on Con Edison’s Board of Directors or its Committees. The Company’s Corporate Governance Guidelines provide that members of the Board should limit their service on publicly held company and investment company boards to no more than six. The guidelines, revised in February 2006, also provide that the Board understands and expects that a Director who changes his or her principal business association will offer his or her resignation from the Board (which offer the Board is free to accept or reject).

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years

Peter W. Likins, 69

President, University of Arizona, Tucson, AZ since October 1997. Dr. Likins has been a Trustee of Con Edison of New York since 1978 and a Director of Con Edison since December 1997. Director or Trustee, Harris Bank, NA, Parker-Hannifin Corporation, Translational Genomics Research Institute, Udall Foundation and University Medical Center.

Common Stock Shares owned: 5,203

Deferred Stock Units owned: 15,685

Eugene R. McGrath, 64
Chairman of the Board of Con Edison from October 1997 through February 2006. Chairman of Con Edison of New York from September 1990 through February 2006. President and Chief Executive Officer of Con Edison from October 1997 until September 2005. Chief Executive Officer of Con Edison of New York from September 1990 to September 2005. Mr. McGrath has been a Trustee of Con Edison of New York since 1987, a Director of Con Edison since October 1997 and a Director of O&R from July 1999 until September 2005. Director or Trustee, Associated Electric & Gas Insurance Services Limited, Atlantic Mutual Insurance Company, Schering-Plough Corporation, Barnard College, Manhattan College, Hudson River Foundation for Science and Environmental Research and the Wildlife Conservation Society. Member, National Academy of Engineering.

Common Stock Shares owned: 1,058,671*

Gordon J. Davis, 64
Senior Partner at LeBoeuf, Lamb, Greene & MacRae LLP, Attorneys at Law, New York, NY since November 2001. Mr. Davis served as the President of Lincoln Center for the Performing Arts, New York, NY from January 2001 to September 2001. Mr. Davis has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director or Trustee, Dreyfus Funds, Group VII and IX, Phoenix Companies, Inc., Jazz at Lincoln Center, Inc. (Founding Chairman Emeritus), New York Public Library and the Studio Museum in Harlem.

Common Stock Shares owned: 610 Deferred Stock Units owned: 14,032

*	Includes, as of January 31, 2006, 820,000 shares underlying exercisable stock options and 130,000 vested restricted stock units. As of such date, Mr. McGrath had no unexercisable stock options that were to become exercisable, and no unvested restricted stock units that were to vest, within 60 days.

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Ellen V. Futter, 56
President and Trustee of the American Museum of Natural History, New York, NY since November 1993. Ms. Futter has been a Trustee of Con Edison of New York since 1989 and a Director of Con Edison since December 1997. Director, Trustee or Member, American International Group, Inc., JPMorgan Chase & Co., Inc., Viacom, Inc., NYC & Company and Council on Foreign Relations. Manager, Memorial Sloan-Kettering Cancer Center. Fellow, American Academy of Arts and Sciences.

Common Stock Shares owned: 2,346
Deferred Stock Units owned: 10,434

Sally Hernandez, 53
Executive Director of City Harvest, an organization dedicated to feeding hungry people in New York, NY, since August 2005. Ms. Hernandez was a practicing Attorney at Law, New York, NY from January 2002 to August 2005 and Senior Vice President of The Related Companies, L.P. New York, NY from May 1999 to December 2001 (real estate). Ms. Hernandez has been a Trustee of Con Edison of New York since 1994 and a Director of Con Edison since December 1997.

Common Stock Shares owned: 2,666
Deferred Stock Units owned: 10,393

Stephen R. Volk, 69
Vice Chairman of Citigroup Inc., New York, NY since August 2004. He was formerly Chairman of Credit Suisse First Boston and a member the Credit Suisse Group Executive Board from January 31, 2002 to August 2004 and Vice Chairman of Credit Suisse First Boston from August 2001 to January 2002. Prior to joining Credit Suisse First Boston, Mr. Volk was Senior Partner at Shearman & Sterling, Attorneys at Law, New York, NY. Mr. Volk has been a Trustee of Con Edison of New York since 1996 and a Director of Con Edison since December 1997. Member, Council on Foreign Relations. Mr. Volk also serves as a Director of ContiGroup Companies, Inc.

Common Stock Shares owned: 3,940
Deferred Stock Units owned: 15,784

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Michael J. Del Giudice, 63
Co-founder and Senior Managing Director at Millennium Credit Markets LLC, New York, NY, an investment banking firm, since 1996. Mr. Del Giudice has been a Director of Con Edison since July 1999 and a Trustee of Con Edison of New York since May 2002. Chairman of the Governor’s Committee on Scholastic Achievement. Director, Barnes and Noble, Inc. and Trustee, New York Racing Association.
Common Stock Shares owned: 5,234
Deferred Stock Units owned: 8,830

George Campbell, Jr., 60
President of The Cooper Union for the Advancement of Science and Art, New York, NY since July 2000. Dr. Campbell has been a Director of Con Edison and a Trustee of Con Edison of New York since February 2000. Trustee, Rensselaer Polytechnic Institute, Montefiore Medical Center and the Commission on Independent Colleges and Universities.
Common Stock Shares owned: 2,814
Deferred Stock Units owned: 8,274

Vincent A. Calarco, 63
Former Chairman, President and CEO and Director of Crompton Corporation, Middlebury, CT from 1986 to January 2004 (specialty chemicals, polymer products and equipment). Mr. Calarco has been a Director of Con Edison and a Trustee of Con Edison of New York since September 2001. Mr. Calarco also serves as a Director of Newmont Mining Corporation and the Chairman of the Chemical Heritage Foundation and a Trustee of Saint Raphael Healthcare System.

Common Stock Shares owned: 400
Deferred Stock Units owned: 5,791

Frederic V. Salerno, 62
Former Vice Chairman and Chief Financial Officer of Verizon Communications Inc. from June 2000 to October 2002. Mr. Salerno has been a Director of Con Edison and a Trustee of Con Edison of New York since July 2002. Director or Trustee, Akamai Technologies, Inc., The Bear Stearns Companies Inc., IntercontinentalExchange, Inc., Popular, Inc. and Viacom, Inc.
Common Stock Shares owned: 896
Deferred Stock Units owned: 4,947

Name, Age, Length of Service as a Director and Trustee and Principal Occupation and Business Experience During Past 5 Years
Kevin Burke, 55

Chairman of the Board of Con Edison and Con Edison of New York since February 2006. President and Chief Executive Officer of Con Edison and Chief Executive Officer of Con Edison of New York since September 2005. President and Chief Operating Officer of Con Edison of New York from September 2000 until September 2005. Mr. Burke has been a Director of Con Edison, a Trustee of Con Edison of New York and a Director of O&R since September 2005. Director or Trustee, American Gas Association, Business Council of New York State, Edison Electric Institute, Electric Power Research Institute, Energy Association, National Action Council for Minorities in Engineering, New York Botanical Garden, Partnership of New York City, YMCA of Greater New York, Inc. and United Way of New York City.

Common Stock Shares owned: 272,625*

L. Frederick Sutherland, 54

Executive Vice President and Chief Financial Officer of ARAMARK Corporation, Philadelphia, PA. Mr. Sutherland has been a Director of Con Edison and a Trustee of Con Edison of New York since April 2006. Member of the Trinity Board of Visitors at Duke University, President of the Board of Trustees of People’s Light and Theater, and a board member of WHYY, a PBS affiliate.

Common Stock Shares owned: 2,000**

Deferred Stock Units owned: 100**

The number of shares of Common Stock beneficially owned as of January 31, 2006, by each of the executive officers named in the Summary Compensation Table on page 15 who are not also nominees is set forth below.

Name	Shares Owned***
Joan S. Freilich	224,293
John D. McMahon	219,406
Stephen B. Bram	179,920
Louis L. Rana	28,356
Robert N. Hoglund	50

*	Includes, as of January 31, 2006, 226,000 shares underlying exercisable stock options and 11,529 vested restricted stock units. As of such date, Mr. Burke had no unexercisable stock options that were to become exercisable, and no unvested restricted stock units that were to vest, within 60 days.
**	Owned as of April 2006.
***	Includes, as of January 31, 2006, shares underlying exercisable stock options and vested restricted stock units for: Ms. Freilich—Stock Options: 210,000, Restricted Stock Units: none; Mr. McMahon—Stock Options: 162,000, Restricted Stock Units: 35,000; Mr. Bram—Stock Options: 172,000, Restricted Stock Units: 7,470; Mr. Rana—Stock Options: 26,000, Restricted Stock Units: 1,292; and Mr. Hoglund—Stock Options: none, Restricted Stock Units: none. As of such date, these officers had no unexercisable stock options that were to become exercisable, and no unvested restricted stock units that were to vest, within 60 days.

As of January 31, 2006, no nominee or executive officer was the beneficial owner of any other class of equity securities of Con Edison or beneficially owned more than .43% of the total outstanding Common Stock. As of the same date, all executive officers and members of the Board as a group beneficially owned 2,186,188 shares of Con Edison Common Stock (including 1,696,000 shares underlying exercisable stock options; 188,738 vested restricted stock units; and 94,170 deferred stock units) representing .88% of Con Edison’s outstanding Common Stock. Each executive officer and member of the Board held his or her shares with sole voting power and sole investment power, except for the restricted stock units and deferred stock units (the holders of which have no voting rights or investment power) and shares as to which voting power, or investment power, or both, were shared with a spouse or a relative of such person.

Stock Ownership Guidelines—Directors and Officers

Con Edison has stock ownership guidelines for Directors under which each Director is to own shares with a value equal to three times the annual director retainer (not including committee and/or committee chair fees) paid to such Director during the previous fiscal year. The Company has guidelines for officers under which Con Edison’s Chief Executive Officer is to own shares equal to three times base salary; the officers serving in the other executive officer positions shown in the Summary Compensation Table are to each own shares equal to two times base salary; and Con Edison of New York’s senior vice presidents and the presidents of Con Edison’s competitive energy businesses are to each own shares equal to one times base salary. For purposes of the guidelines, share ownership includes the Directors’ deferred stock units and the officers’ vested restricted stock units. Directors and officers have five years to meet the guidelines. The officers covered by the guidelines are expected to retain for at least one year a minimum of 25 percent of the net shares acquired upon exercise of stock options and 25 percent of the net shares acquired pursuant to vested restricted stock and restricted stock unit grants until their holdings of Company stock equal or exceed their applicable ownership guidelines. The one-year period shall be measured from the date the stock options are exercised or the restricted stock or restricted stock units vest, as applicable. For these purposes, “net shares” shall mean the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and executive officers of the Company to file reports of ownership and changes in ownership of the equity securities of the Company and its subsidiaries with the Securities and Exchange Commission and to furnish copies of these reports to the Company, within specified time limits. Based upon its review of the reports furnished to the Company for 2005 pursuant to Section 16(a) of the Act, the Company believes that all of the reports were filed on a timely basis, except for one report, which was inadvertently filed late, for Frances A. Resheske, Senior Vice President—Public Affairs of Con Edison of New York relating to one transfer from the Company Stock Fund of the Company’s Thrift Savings Plan for Management Employees.

Board Members’ Fees and Attendance

Those members of the Board who are not employees of the Company or its subsidiaries are paid an annual retainer of $50,000, a fee of $1,500 for each meeting of the Board or of the Boards of its subsidiaries attended. The Lead Director receives an additional annual retainer of $20,000.

The Chairs of the Environment, Health and Safety, Finance, and Planning Committees each receive an additional annual retainer of $5,000. The Chairs of the Corporate Governance and Nominating and Management Development and Compensation Committees each receive an additional annual retainer of $10,000. The Audit Committee Chair receives an additional annual retainer of $20,000, and each Audit Committee member receives an additional annual retainer of $10,000 and a fee of $2,000 for each meeting of the Audit Committee attended. Members of the other Committees of the Board or of the Boards of its subsidiaries receive a fee of $1,500 for each meeting of a Committee attended. The Acting Chair of any Board Committee, at meetings where the regular Chair is absent, is paid an additional meeting fee of $200 for any Committee meeting at which he or she presides.

Con Edison reimburses Board members who are not currently officers of the Company for expenses incurred in attending Board and Committee meetings. No person who serves on both the Con Edison Board and on the Board of its subsidiary, Con Edison of New York, and corresponding Committees, is paid additional compensation for concurrent service. Members of the Board who are officers of the Company or its subsidiaries receive no retainer or meeting fees for their service on the Board.

Members of the Board participate in Con Edison’s Long Term Incentive Plan (“LTIP”). Pursuant to the LTIP, which was approved by stockholders at the 2003 annual meeting of stockholders, each non-management Director is allocated an annual award of 1,500 deferred stock units on the first business day following each Annual Meeting. If a non-management Director is first appointed to the Board after an Annual Meeting, his or her first annual award will be prorated. All annual awards of stock units will be deferred until the Director’s termination of service from the Board of Directors. At the Director’s option, they may be paid at that time or further deferred for payment over a maximum of ten years. Each Director may defer all or a portion of his or her retainers and meeting fees into additional deferred stock units, which would be deferred until the Director’s termination of service or, at the option of the Director and if earlier than the date of termination, for five years or more after the year in which the units were deferred. Dividend equivalents are payable on deferred stock units in the amount and at the time that dividends are paid on Con Edison’s common stock and, at the Director’s option, are paid in cash or invested in additional deferred stock units. All payments on account of deferred stock units will be made in shares of Con Edison common stock except that fractional stock units will be paid in cash.

Directors are eligible to participate in the Stock Purchase Plan, which was approved by stockholders at the 2004 annual meeting of stockholders. The Stock Purchase Plan permits employees of Con Edison of New York, including executive officers, to contribute up to 20 percent of their salaries into the plan, but not more than $25,000 per year. Non-employee members of the Boards of Directors of Con Edison and its subsidiaries may invest under the plan through optional cash payments, subject to a maximum, excluding dividend reinvestments, of $25,000 during any calendar year. The Company contributes $1 for each $9 contributed by a participant in the plan. The contributions are used to purchase common stock of the Company. The Company pays brokerage and other expenses relating to the plan.

During 2005 each incumbent member of the Board attended more than 75 percent of the combined meetings of the Board of Directors and the Board Committees on which he or she served.

Directors are expected to attend the Annual Meeting. All of the Directors attended the 2005 annual meeting of stockholders.

Board Members’ Independence

The Board of Directors has affirmatively determined that each Director, other than Mr. Burke (who is an officer of the Company), Mr. McGrath (who retired as an officer of the Company in February 2006) and Ms. Futter (whose brother received $157,705 for providing legal services to Con Edison of New York and will provide such services in 2006), is “independent” as defined in the New York Stock Exchange’s listing standards.

To assist it in making determinations of Director independence, the Board has determined that each of the relationships below is categorically immaterial and therefore, by itself, does not preclude a director from being independent; provided, however, that if a director has any relationship that would be required to be disclosed as a related party transaction under Securities and Exchange Commission rules, that relationship may not be treated as categorically immaterial and must be specifically considered by the Board in assessing the director’s independence:

(i)	(A) the Director has an immediate family member who is a current employee of the Company’s internal or external auditor, but the immediate family member does not participate in the firm’s audit, assurance or tax compliance practice; or (B) the Director or an immediate family member was, within the last three years, a partner or employee of such a firm but no longer works at the firm and did not personally work on the Company’s audit while at the firm;

(ii)	the Director or an immediate family member is, or has been within the last three years, employed at another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee, but the Director or the Director’s immediate family member is not an executive officer of the other company and his or her compensation is not determined or reviewed by that company’s compensation committee;

(iii)	the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in any of the last three fiscal years, but the total payments in each year were less than $1 million, or 2% of such other company’s consolidated gross revenues, whichever is greater;

(iv)	the Director is a partner or the owner of 5% or more of the voting stock of another company that has made payments to, or received payments from, the Company for property or services in any of the last three fiscal years, but the total payments in each year were less than $1 million, or 2% of such other company’s consolidated gross revenues, whichever is greater;

(v)	the Director is a partner, the owner of 5% or more of the voting stock or an executive officer of another company which is indebted to the Company, or to which the Company is indebted, but the total amount of the indebtedness in each of the last three fiscal years was less than $1 million, or 2% of such other company’s consolidated gross revenues, whichever is greater; and

(vi)	the Director is an executive officer of a non-profit organization to which the Company has made contributions in any of the last three fiscal years, but the Company’s total contributions to the organization in each year were less than $1 million, or 2% of such organization’s consolidated gross revenues, whichever is greater.

The Board specifically considered the following relationships of Messrs. Davis and Volk in assessing their independence. The law firm of LeBoeuf, Lamb, Greene & MacRae, LLP, of which Mr. Davis is a Senior Partner, provided services to Con Edison of New York in 2005 and will provide services in 2006. Citigroup Inc., of which Mr. Volk is Vice Chairman, participated as an underwriter in financings by Con Edison and its subsidiaries in 2005. It also provided investment and commercial banking services to the Company and its subsidiaries and administers the Company’s stock options. It will provide additional banking and other services for Con Edison and its subsidiaries in 2006. The Board determined that these relationships of Messrs. Davis and Volk were not material on the basis of their relative magnitude.

Standing Committees of the Board

The Audit Committee, composed of three independent Directors (currently Mr. Calarco, Chair; Mr. Del Giudice; and Mr. Salerno), is responsible for the appointment of the independent accountants for the Company, subject to stockholder approval at the Annual Meeting. The Committee also meets with the Company’s management, including Con Edison of New York’s General Auditor and General Counsel, and the Company’s independent accountants, several times a year to discuss internal controls and accounting matters, the Company’s financial statements, filings with the SEC, earnings press releases and the scope and results of the auditing programs of the independent accountants and of Con Edison of New York’s internal auditing department. Each member of the Committee is “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Board of Directors has determined that each Director on the Audit Committee is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K and is “independent” as such term is defined in Rule 10A-3 under the Securities and Exchange Act of 1934. The Audit Committee held thirteen meetings in 2005.

The Corporate Governance and Nominating Committee, composed of five independent Directors (currently Mr. Del Giudice, Chair; Mr. Calarco; Dr. Campbell; Ms. Hernandez; and Dr. Likins), annually evaluates each Director’s individual performance when considering whether to nominate the Director for re-election to the Board and is responsible for recommending candidates to fill vacancies on the Board. In addition, the Committee assists with respect to the composition and size of the Board and of all Committees of the Board. The Committee also makes recommendations to the Board as to the compensation of Board members as well as other corporate governance matters, including Board independence criteria and determinations and corporate governance guidelines. All of the members of the Committee are “independent” as defined in the New York Stock Exchange’s listing standards. Con Edison’s Corporate Governance Guidelines provide that the Board of Directors consists of a substantial majority of Directors who meet the New York Stock Exchange definition of independence, as determined by the Board in accordance with the standards described in the guidelines. Among its duties, the Committee reviews the skills and characteristics of Director candidates as well as their integrity, judgment, business experience, areas of expertise and availability for service, factors relating to the composition of the Board (including its size and structure) and the Company’s principles of diversity. The Committee retains a professional search firm to identify director candidates. The Committee considers candidates recommended by stockholders. Stockholder recommendations for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company. Each recommendation should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate to the effect that the candidate is willing to serve. The Corporate Governance and Nominating Committee held six meetings in 2005.

The Environment, Health and Safety Committee, composed of four non-management Directors (currently Ms. Futter, Chair; Mr. Davis; Ms. Hernandez; and Dr. Likins), provides advice and counsel to the Company’s management on corporate environment, health and safety policies and on such other environment, health and safety matters as from time-to-time the Committee deems appropriate; reviews significant issues relating to the Company’s environment, health and safety programs and its compliance with environment, health and safety laws and regulations; and makes such other reviews and recommends to the Board such other actions as it may deem necessary or desirable to help promote sound planning by the Company with due regard to the protection of the environment, health and safety. The Environment, Health and Safety Committee held five meetings in 2005.

The Executive Committee, composed of Mr. Burke, the Chairman of the Board and of the Committee, and three non-management Directors (currently Mr. Del Giudice; Dr. Likins; and Mr. Volk), may exercise during intervals between the meetings of each Board all the powers vested in the Board, except for certain specified matters. No meetings of the Executive Committee were held in 2005.

The Finance Committee, composed of five non-management Directors (currently Mr. Volk, Chair; Mr. Davis; Ms. Hernandez; Dr. Likins; and Mr. Salerno), reviews and makes recommendations to the Board with respect to the Company’s financial condition and policies, its dividend policy, bank credit arrangements, financings, investments, capital and operating budgets, major contracts and real estate transactions and litigation and other financial matters and reviews financial forecasts. The Finance Committee held seven meetings in 2005.

The Management Development and Compensation Committee, composed of five independent Directors (currently Dr. Campbell, Chair; Mr. Calarco; Mr. Del Giudice; Ms. Hernandez; and Mr. Salerno), reports and makes recommendations to the Board relating to officer and senior management appointments and compensation. In addition, the Committee makes awards to officers participating in the Company’s incentive compensation plans subject to confirmation by the Board, and administers the plans. The Committee also reviews and makes recommendations as necessary to provide for orderly succession and transition in the executive management of the Company and receives reports and makes recommendations with respect to minority and female recruitment, employment and promotion. It also oversees and makes recommendations to the Board with respect to compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”), and reviews and makes recommendations with respect to benefit plans and plan amendments, the selection of plan trustees and the funding policy and contributions to the funded plans, and reviews the performance of the funded plans. Each of the members of the Committee is “independent” as defined in the New York Stock Exchange’s listing standards. The Management Development and Compensation Committee held ten meetings in 2005.

The Planning Committee, composed of seven non-management Directors (currently Ms. Hernandez, Chair; Mr. Calarco; Mr. Davis; Mr. Del Giudice; Ms. Futter; Dr. Likins; and Mr. Volk), reviews and makes recommendations to the Board regarding long-range planning for the Company. The Planning Committee held two meetings in 2005.

The current charters of the Audit, Corporate Governance and Nominating and Management Development and Compensation Committees, as well as Con Edison’s Corporate Governance Guidelines and Code of Ethics, are available in the corporate governance section of Con Edison’s website: www.conedison.com. Con Edison stockholders may obtain printed copies of these documents by contacting the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003.

Compensation Committee Interlocks and Insider Participation

Mr. Calarco, Dr. Campbell (Chair), Mr. Del Giudice, Ms. Hernandez and Mr. Salerno were on Con Edison’s Management Development and Compensation Committee in 2005. The Company believes that there are no interlocks with the members who serve on this Committee.

Communications with the Board of Directors

Interested parties may communicate directly with the members of the Board of Directors, including the non-management Directors as a group, by writing to them, in care of the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003. The Secretary will forward all stockholder communications to the Director or the Directors indicated.

Report of the Audit Committee

The Company’s Audit Committee consists of three independent Directors. Each member of the Audit Committee meets the qualifications required by the New York Stock Exchange and Securities and Exchange Commission. The current charter of the Audit Committee is attached as Appendix A to this Proxy Statement.

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2005. The Audit Committee has also discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with PwC its independence and qualifications. The Audit Committee also has considered whether the provision of limited non-audit services to the Company is compatible with the independence of PwC and concluded that it was.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Audit Committee

Vincent A. Calarco

Michael J. Del Giudice

Frederic V. Salerno

Fees Paid to PricewaterhouseCoopers LLP

Fees paid or payable to PwC for services related to 2005 and 2004 are as follows:

	2005	2004
Audit Fees	$3,666,716	$4,910,483
Audit-Related Fees (a)	434,750	367,412
Tax Fees (b)	—	124,119
All Other Fees (c)	13,800	85,230

TOTAL FEES	$4,115,266	$5,487,244

(a)	Relates to assurance and related service fees that are reasonably related to the performance of the annual audit or quarterly reviews of the Company’s financial statements that are not specifically deemed “Audit Services.” The major items included in Audit-Related Fees in 2005 and 2004 are fees for audits of the Company’s pension and other benefit plans.
(b)	Relates to tax services rendered in connection with O&R’s sales and use tax audits.
(c)	Relates to permissible fees other than those described above. The major items included in All Other Fees are software-licensing fees. In addition, 2004 includes fees for filing statutory returns related to the Company’s pension and other benefit plans.

The Audit Committee approves in advance each auditing service and non-audit service permitted by law, including tax services, to be provided to the Company and its subsidiaries by its independent accountants.

MANAGEMENT PROPOSAL

(Item 2 on Proxy Card)

Proposal No. 2—Ratification of the Appointment of PricewaterhouseCoopers LLP (“PwC”) as Independent Accountants for the Year 2006.

At the Annual Meeting, stockholders will be asked to ratify the selection of PwC as independent accountants for the Company for the year 2006. If the selection of PwC is not ratified, the Audit Committee will take this into consideration in the future selection of independent accountants.

PwC has acted as independent accountants for the Company for many years. The Audit Committee’s charter provides that at least once every five years, the Audit Committee will evaluate whether it is appropriate to rotate the Company’s independent accountants.

Before the Audit Committee determined to appoint PwC, it considered the firm’s qualifications. This included a review of PwC’s performance in prior years, as well as PwC’s reputation for integrity and for competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PwC in these respects. The Audit Committee reviewed information provided by PwC concerning litigation involving the firm and the existence of any investigations by the Securities and Exchange Commission into the financial reporting practices of companies audited by them. As to these matters, the Audit Committee has concluded that the ability of PwC to perform services in 2006 for the Company does not in any way appear to be adversely affected by any litigation or investigations reflected in such information.

Representatives of PwC will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board Recommends a Vote FOR Proposal No. 2.

Adoption of Proposal No. 2 requires the affirmative vote of a majority of the shares of Common Stock voted on the proposal at the Annual Meeting.

STOCKHOLDER PROPOSAL

(Item 3 on Proxy Card)

Proposal No. 3—Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Common Stock, has submitted the following proposal:

“RESOLVED: That the stockholders recommend that the Board take the necessary steps that Con Edison specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

The statement made in support of this proposal is as follows:

“In support of such proposed Resolution it is clear that the stockholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the stockholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

“Last year the owners of 17,075,035 shares, representing approximately 13.15% of shares voting, voted FOR this proposal.

“If you AGREE, please mark your proxy FOR this proposal.”

The Board of Directors Recommends That You Vote AGAINST Proposal No. 3 for the Following Reasons:

Disclosure of executive compensation is governed by the Securities and Exchange Commission’s proxy solicitation rules. In accordance with those rules, Con Edison currently provides information on pages 15 through 25 of the Proxy Statement concerning compensation for its highest paid executive officers. The employment agreements for the only executive officers of the Company who would be covered by the proposal are described under “Employment Contracts and Termination of Employment and Change in Control Arrangements” on pages 20 and 21. Therefore, the proposal would not result in any additional disclosure in the Proxy Statement.

The Board of Directors Recommends a Vote AGAINST Proposal No. 3.

Adoption of the preceding stockholder proposal (Proposal 3) requires the affirmative vote of a majority of shares of Common Stock voted on the proposal at the Annual Meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of 2005. The table also sets forth the compensation of Mr. McGrath and Ms. Freilich, the Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of the Company and Con Edison of New York until September 2005. The positions shown in the table are the officers’ positions with the Company or with the Company’s principal subsidiaries, Con Edison of New York or O&R as of December 31, 2005.

	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus(7)		Other Annual Compensation		Restricted Stock Awards(8)		Number of Option Shares	LTIP Payouts		All Other Compensation(9)
Eugene R. McGrath Chairman of the Board (1)	2005 2004 2003	$ $ $	1,498,000 1,432,666 1,355,333	$ $ $	2,250,000 1,123,500 1,232,000	$ $ $	19,590 19,411 17,690	$	— 820,313 —	— — 250,000		$1,095,820 — —	$ $ $	69,224 64,449 60,817

Kevin Burke President and Chief Executive Officer (2)	2005 2004 2003	$ $ $	741,000 599,000 531,250	$ $ $	600,000 280,000 300,000		— — —	$	— 127,148 —	— 59,000 60,000		$162,852 — —	$ $ $	22,230 17,371 15,390

Joan S. Freilich Vice Chairman (3)	2005 2004 2003	$ $ $	615,000 570,000 520,000	$ $ $	387,500 270,000 280,000		— — —	$	— 262,500 —	— — 50,000		$350,662 — —	$ $ $	18,450 17,100 15,600

John D. McMahon President and CEO O&R (4)	2005 2004 2003	$ $ $	618,334 560,000 510,000	$ $ $	391,000 266,000 206,500		— — —	$	— 103,906 —	40,000 35,000 50,000		$117,786 — —	$ $ $	18,550 16,240 15,300

Stephen B. Bram Group President Energy & Communications	2005 2004 2003	$ $ $	568,333 515,000 470,000	$ $ $	295,000 200,000 200,000		— — —	$ $	752,712 151,594 —	— — 50,000		$169,852 — —	$ $ $	17,050 15,450 14,100

Louis L. Rana President and Chief Operating Officer (5)	2005 2004 2003	$ $ $	388,000 272,000 239,499	$ $ $	335,000 115,000 125,000		— — —		— — —	16,000 12,000 10,000	$ $	32,875 24,593 —	$ $ $	11,640 8,160 7,185

Robert N. Hoglund Senior Vice President and Chief Financial Officer (6)	2005 2004 2003	$ $	453,333 300,000 —	$ $	265,000 160,000 —		— — —	$	— 1,324,200 —	25,000 — —		— — —	$ $	13,600 3,900 —

(1)	Mr. McGrath was Chief Executive Officer and President of the Company from October 1997 until September 2005. He was also Chief Executive Officer of Con Edison of New York until September 2005. Mr. McGrath retired, effective February 28, 2006, as Chairman of the Boards of Con Edison and Con Edison of New York.
(2)	Mr. Burke was elected Chairman of the Boards of Con Edison and Con Edison of New York, effective February 28, 2006. Mr. Burke is also President and Chief Executive Officer of Con Edison and Chief Executive Officer of Con Edison of New York since September 2005. He was President and Chief Operating Officer of Con Edison of New York from September 2000 until September 2005.
(3)	Ms. Freilich was Chief Financial Officer of the Company and Con Edison of New York from March 1998 until September 2005.
(4)	Position with O&R.
(5)	Position with Con Edison of New York. Mr. Rana was Senior Vice President—Electric Operations of Con Edison of New York from February 2003 until September 2005.
(6)	Mr. Hoglund was Senior Vice President—Finance from April 2004, when he joined the Company, until September 2005.
(7)	Bonuses were awarded for 2005 and paid in 2006.
(8)

The aggregate restricted stock units held by the individuals named in the table and their value at December 31, 2005 was for Mr. McGrath: 130,000 ($6,022,900); Mr. Burke: 5,000 ($231,650); Ms. Freilich: none; Mr. McMahon: 35,000 ($1,621,550); Mr. Bram: 15,800 ($732,014); Mr. Rana: 591 ($27,381) and Mr. Hoglund: 30,000 ($1,389,900). Each unit represents the right to one share of Common Stock of the Company and the value is based on the closing price of a share of the Company’s Common Stock as of December 31, 2005. The units are vested, except for Mr. Bram’s units, which vest on December 31, 2007, and Mr. Hoglund’s units, which vest 50% on April 1, 2007 and 50% on April 1, 2009. Amounts equal to dividends payable on the Common Stock are payable on the units, except for Mr. Bram’s units. If either Mr. Bram and Mr. Hoglund dies or becomes disabled, or if, following a “change in control,” the Company terminates his employment without “cause,” or he terminates his employment for “good reason,” his unvested restricted stock units will become vested. In addition, the aggregate unvested performance-based restricted stock units under the LTIP and their value at December 31, 2005 (assuming 100% of target performance was achieved and assigning a value to each unit equal to the market value of a share of Common Stock at December 31, 2005) held by the individuals named in the table was for Mr. McGrath: 200,000 ($9,266,000); Mr. Burke: 39,250 ($1,818,452); Ms. Freilich: 65,000, ($3,011,450); Mr. McMahon: 20,000 ($926,000); Mr. Bram: 37,000 ($1,714,210); Mr. Rana: 5,000 ($231,650); and Mr. Hoglund: 3,000 ($138,990).

(9)	The amounts shown in this column consist of amounts contributed by Con Edison of New York under its Thrift Savings Plan for Management Employees (Thrift Plan) and Deferred Income Plan (DIP) and amounts paid for life insurance for Mr. McGrath, as follows: For 2005, Mr. McGrath, life insurance—$24,284; Thrift Plan—$6,300; DIP—$38,640; Mr. Burke, Thrift Plan—$6,300; DIP—$15,930; Ms. Freilich, Thrift Plan—$6,300; DIP—$12,150; Mr. McMahon, Thrift Plan—$6,300; DIP—$12,250; Mr. Bram, Thrift Plan—$6,300; DIP—$10,750; Mr. Rana, Thrift Plan—$6,300; DIP—$5,340; and Mr. Hoglund, Thrift Plan—$6,300; DIP—$7,300.

Report on Executive Compensation

The Management Development and Compensation Committee of the Board (the “Committee”), is composed of five non-employee independent directors. The Committee establishes, reviews and administers the Company’s executive compensation program for the Chief Executive Officer and the other members of senior management, including the executive officers listed on the “Summary Compensation Table” on page 15 (the “Named Executives”). The Committee submits the following report related to compensation matters for 2005:

The Committee’s Compensation Policy—The Committee believes that total executive compensation should be such as to attract, retain, motivate and reasonably reward individuals of the highest professional and personal qualifications, and at the same time, secure substantial and proportionate value for the Company. The Committee awards compensation based upon the performance of the Company and its subsidiaries and individual performance.

For 2005, compensation of the Company’s executive officers consisted primarily of (i) base salaries, which are reviewed by the Committee annually, (ii) awards under the Con Edison of New York’s Executive Incentive Plan (“EIP”), the Orange and Rockland Utilities, Inc. (“O&R”) Annual Team Incentive Plan (“ATIP”), in the case of the President of O&R, or the Con Edison Annual Incentive Plan (“AIP”), in the case of the Group President—Energy and Communications, which are shown in the “Summary Compensation Table” on page 15 under the caption “Bonus,” and (iii) awards under the Con Edison Long Term Incentive Plan (the “LTIP”). For executive officers other than the Chief Executive Officer, the Chief Executive Officer made recommendations to the Committee regarding base salaries, awards under the EIP, AIP or ATIP and grants under the LTIP. The Committee considered these recommendations in making its determinations, and retained and consulted with independent compensation consultants to assist with benchmarking and compensation analyses. The Committee also consulted with these independent compensation consultants and reviewed survey and benchmark data in setting the base salary of the Chief Executive Officer, his award under the EIP and his award under the LTIP. These compensation decisions with respect to the Chief Executive Officer were also ratified by the Board.

Individual performance is the primary factor considered in determining base salary, within a range appropriate to that individual’s position, although in some cases corporate performance may also be relevant to base salary determinations. Base salary ranges are identified with reference to salaries paid by other utilities and industry in general, as reflected in surveys by independent compensation consultants. In addition, an attempt is made to assure internal equity by maintaining appropriate salary relationships among the Company’s officers. Increases for individuals are based on the relationship of an individual’s current base salary to the salary range for his or her employment position (but not to any specific level within the range) and on the individual’s performance. Awards under the EIP, AIP and ATIP are based on both individual and corporate performance. Grants under the LTIP are based on individual performance and on an assessment of the individual’s responsibility for the success and growth of the Company and its subsidiaries.

In considering the level of the Chief Executive Officer’s compensation, the Committee reviewed surveys of the total compensation, including base salary and incentive compensation, paid to the chief executive officers of other large utilities. The surveys were based on analysis developed by independent compensation consultants comparing the compensation paid to chief executive officers in energy industry companies and on a comparison of compensation paid to chief executive officers of comparably sized general industry companies. The Committee does not target compensation paid to the Chief Executive Officer to any specific level within the ranges of compensation paid by these comparison techniques but uses the surveys as references. The utilities included in the surveys prepared by the independent compensation consultants are some but not all of the utilities included in the Standard & Poor’s (“S&P”) Electric Utilities Index shown on the “Performance Graph” on page 26. None of the non-utility companies in the surveys are in the Index.

The Committee believes that an evaluation of corporate performance must take into account many factors affecting the Company’s operations, over some of which management has total or considerable control and over others of which it has little or no control. In this context, the Committee looks not only at current reported financial operating results and financial conditions (as reflected in such factors as earnings per share and return on common equity) but also at a wide range of other information relating to the quality of service provided to customers, the efficiency of operations, the development and management of personnel and the effectiveness of management’s efforts to strengthen the Company for the future. In recommending the base salaries and awards under the EIP, AIP and LTIP, the Committee fully considers and weighs all of these factors and individual performances within a framework that takes into account the financial and non-financial factors and competitive practices provided by the independent compensation consultants.

Executive Officer Succession—In 2005, the Committee engaged an independent compensation consultant to assist it in reviewing and analyzing the Company’s executive compensation program in connection with the succession of the Chief Executive Officer and certain members of senior management (the “Independent Consultant Report”). In connection with the Company’s retirement policies, Mr. McGrath and the Committee consulted during 2005 and agreed on a plan of succession for the Chief Executive Officer and certain members of senior management. Pursuant to the plan of succession, Mr. McGrath was succeeded by Mr. Burke, effective as of September 1, 2005. Mr. McGrath continued to serve as the Company’s executive Chairman until his retirement effective February 28, 2006. In addition, in connection with the Company’s retirement policies and consistent with the plan of succession, it was agreed that Ms. Freilich would be succeeded by Mr. Hoglund effective as of September 1, 2005 and that she would serve as executive Vice Chairman of the Company. Further, in connection with the plan of succession, the Committee also sought to confirm that the Company’s executive compensation program remained aligned with the goal of enhancing shareholder value through compensation programs that attract, motivate and retain key executives.

In reviewing the Independent Consultant Report, the Committee took note of the following observations about the compensation paid to the Named Executives in 2005: (i) base salary, total cash compensation and target annual cash incentive compensation are competitive with the market median; (ii) long-term incentive compensation is competitive within the market’s 25th percentile and (iii) total direct compensation, which represents base salary, target annual cash incentive compensation and the expected value of long-term incentive compensation granted at the beginning of the 2005 fiscal year is also competitive within the market’s 25th percentile, primarily as a result of the value of the long-term incentive compensation awarded to the Named Executives.

The Committee took into account the Independent Consultant Report in setting compensation for Mr. Burke and other members of senior management who were appointed in connection with the plan of succession.

2005 Base Salary Determinations—In 2005, individual performance, scope of responsibilities and experience, competitive salary practices and overall compensation ranges relevant to the Company’s officers were the factors considered by the Committee in determining the base salaries recommended for such individuals.

2005 Incentive Plan Awards—Each year under the EIP, a fund is established by the Committee, subject to the approval of the Board, based on the salaries of the eligible participants at the end of the prior fiscal year as well as the performance of the Company and its subsidiaries. For 2005, the Committee established a fund of $6,478,300 for target awards under the EIP, which was subject to upward or downward adjustments in the judgment of the Committee. The Committee makes awards from the fund to eligible executives based on the satisfaction of certain performance measures during the year.

In recommending the amount awarded under the EIP for 2005, the Committee considered the following financial factors: earnings per share for 2005 in comparison to the budget and 2004 earnings per share; earnings available for common stock for 2005 in comparison to the budget and 2004 earnings; Company Common Stock price performance compared to the S&P 500 Stock Index and the S&P Electric Utilities Index; the total market return on Company Common Stock for 2005; the rate of return on stockholders’ equity in 2005 compared to 2004; the total average annual return on Company Common Stock for the five-year period ending December 31, 2005 compared to the average for the S&P Electric Utilities Index; the increase in the Company’s dividend, and the continued strength of Con Edison’s credit quality, with senior unsecured debt ratings of A2 by Moody’s and A- by Standard and Poor’s.

The Committee also considered additional factors, including the following: employee and public safety; the Company’s progress in meeting future energy demands, including the completion of the East River Repowering project; reliability and other performance factors of the Company’s energy systems; the Company’s initiatives to further enhance system reliability; security and emergency preparedness and response capabilities; customer satisfaction and community relations; and the Company’s progress in meeting its environmental goals.

Based on the Committee’s review of the Company’s performance in 2005, as reflected in the factors mentioned above, for 2005 the Committee recommended, and the Board approved, that the total amount awarded under the EIP to all participants as a group be 112% of the target amount provided by the EIP.

In making the award under the AIP to the Group President—Energy and Communications, the Committee also considered the progress and performance of the Company’s unregulated subsidiaries. The Committee also reviewed and approved the factors considered by the O&R Board and the O&R Board’s recommendation to the Committee in determining the award under the ATIP to the President of O&R.

2005 LTIP Awards—LTIP awards for each Named Executive may consist of stock options, restricted stock units or both. In 2005, Named Executives were granted LTIP awards consisting of either restricted stock units, or stock options and restricted stock units.

•	Stock Options—Stock options fully vest in their entirety on the third anniversary of the date of grant and have a ten-year term. All stock options are granted with an exercise price equal to the fair market value of Company Common Stock on the date of grant.

•	Restricted Stock Units—Restricted stock units fully vest in their entirety on the third anniversary of the date of grant. Vesting for 50% of the restricted stock units is based on the cumulative change in shareholder returns over a three-year period compared to the S&P Electric Utility Index and vesting for the remaining 50% of the restricted stock units is based on the average EIP payout over a three-year period. Actual payout under these awards may vary from zero to 150% of the units awarded, based on actual performance over the three-year performance period. See “Stock Options” and “Restricted Stock Units” starting on page 21.

Other Compensation—The Company also provides Named Executives with retirement benefits, compensation deferral, life and medical insurance, perquisites and other benefits. See “Summary Compensation Table” on page 15 and “Pension Plans” on page 24. In each case, the intrinsic value of the perquisites provided to a Named Executive in 2005 did not exceed the lesser of $50,000 or 10% of the Named Executive’s aggregate base salary and bonus.

CEO Compensation—

Mr. Burke

In connection with the plan of succession, Mr. Burke was appointed Chief Executive Officer effective as of September 1, 2005. In considering Mr. Burke’s compensation, the Committee considered, among other things, base salary and incentive compensation paid to chief executive officers with similar experience at other energy industry companies and comparably sized general industry companies as provided in the Independent Consultant Report. The Committee targeted Mr. Burke’s total direct compensation to be competitive with such chief executive officers.

In this respect, Mr. Burke and the Company entered into an employment agreement dated July 22, 2005. See “Employment Contracts and Termination of Employment and Change in Control Agreements” on page 20. The Committee approved the following compensation for Mr. Burke:

•	Annual base salary of $925,000, effective as of September 1, 2005.

•	An annual incentive award under the EIP of $600,000 for fiscal year 2005.

•	A LTIP award consisting of a target award of 16,000 restricted stock units for fiscal year 2005.

Mr. Burke did not receive a stock option award in 2005.

Mr. McGrath

With respect to the base salary, EIP award and the LTIP award granted to Mr. McGrath in 2005, the Committee considered, among other things, the Company’s financial and operating results; the Company’s financial condition; Mr. McGrath’s leadership in positioning the Company for the future; and the compensation levels of the chief executive officers of the other companies included in surveys provided by the independent compensation consultants.

The Committee approved the following compensation for Mr. McGrath:

•	An annual incentive award under the EIP of $2,250,000 for fiscal year 2005.

•	A LTIP award consisting of a target award of 50,000 restricted stock units for fiscal year 2005.

In 2005, Mr. McGrath’s annual rate of base salary did not increase and he did not receive a stock option award.

Although Mr. Burke succeeded Mr. McGrath as Chief Executive Officer effective as of September 1, 2005, Mr. McGrath continued to serve as the executive Chairman of the Company and in such capacity provide significant transition assistance and advice and guidance with respect to the Company until his retirement effective February 28, 2006.

I.R.S. Limitations on Deductibility of Executive Compensation—Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. In 2005, a portion of the compensation paid to Messrs. McGrath and Burke and Ms. Freilich exceeded the threshold. The Committee considers the anticipated tax treatment to the Company and the Named Executives in its review and establishment of compensation programs and payments. In the Committee’s judgment, the non-deductibility of the compensation is not material to the Company. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

Management Development and Compensation Committee:

George Campbell, Jr. (Chair)

Vincent A. Calarco

Michael J. Del Giudice

Sally Hernandez

Frederic V. Salerno

Employment Contracts and Termination of Employment

and Change in Control Arrangements

The Company has employment agreements (“Employment Agreements”) with Messrs. Burke and McMahon and Ms. Freilich, which provide for them to serve in their present positions (shown on the Summary Compensation Table) through December 31, 2008, August 31, 2007 and December 1, 2006, respectively. The Employment Agreements for Messrs. Burke and McMahon provide for automatic one-year extensions of their term, unless notice to the contrary is received six months prior to the end of the term. The Company also has an employment agreement with Mr. McGrath, who retired as Chairman of Con Edison and Con Edison of New York, effective February 28, 2006. The agreements for Messrs. Burke and McGrath provide that the Board of Directors will nominate each of them for re-election to the Board during their employment period under the agreements.

The Employment Agreements for Messrs. Burke and McMahon and Ms. Freilich provide for an annual base salary and that the Management Development and Compensation Committee will review base salaries at least annually for possible increase. The current base salaries payable under these agreements are as follows: Mr. Burke—$1,000,000; Mr. McMahon—$665,000 and Ms. Freilich—$615,000. The agreements provide for annual bonuses, which for 2005 are shown on the Summary Compensation Table. Bonuses for subsequent years are to be determined by the Company’s Management Development and Compensation Committee.

The Company may terminate an officer’s employment under the Employment Agreements for “cause” (as defined in the agreements) or without cause. Mr. Burke may resign his employment with or without “good reason” (as defined in his agreement). Ms. Freilich and Mr. McMahon may resign their employment without “good reason” or, following a “change in control,” with good reason (as such terms are defined in the agreements). If Mr. Burke’s employment is terminated other than for cause, death or disability or he resigns for good reason, or if Ms. Freilich’s and Mr. McMahon’s employment is terminated prior to a change in control other than for cause, death or disability, each officer will receive: (i) a lump sum equal to the officer’s target award under the EIP, prorated through the termination date; (ii) a lump sum equal to two times the sum of the officer’s annual salary and target award under the EIP (or in the case of Mr. McMahon, the ATIP); (iii) a lump sum equal to the net present value of two years of additional service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) continued participation in the Company’s health and life insurance plans for two years following termination; and (v) two years of additional service credit toward eligibility for (but not for commencement of) retiree benefits (collectively, the “Severance Payments”). In addition, stock options (and, in the case, of Messrs. Burke and McMahon, all equity awards) will be fully vested, each officer will receive outplacement services and, in the case of Messrs. Burke and McMahon, their deferred compensation plan account balances (including any earnings and company contributions) will be fully vested. If such a termination occurs after a “change in control,” the number “two” will be increased to “three” in clauses (ii), (iii), (iv) and (v) above. If Mr. Burke’s employment is terminated in connection with a non-renewal of his Employment Agreement by the Company (a “Non-Renewal”), he will be entitled to the Severance Payments, except that references in clauses (ii), (iii), (iv) and (v) of the Severance Payments to the number “two” will be decreased to “one”. In addition, each officer would receive a gross-up for excise taxes, if any, due under the Internal Revenue Code on any termination payments.

In the event of Mr. Burke’s Non-Renewal or if Mr. McMahon resigns his employment voluntarily (other than in connection with a “change in control”), (A) any performance-based restricted stock units will (1) vest pro-rata based on the number of full months that have elapsed from the date of grant; (2) be payable at the time such award would otherwise have been paid had the officer’s employment not terminated; and (3) be based on the Company’s achievement of applicable performance criteria through the end of the applicable performance period; (B) any non-performance-based restricted stock units will vest pro-rata based on the number of full months that have elapsed from the date of grant and be paid out within 30 days of the officer’s employment termination date and (C) (1) any stock options granted prior to April 19, 2001 will remain exercisable until the third anniversary of the officer’s employment termination date and (2) any stock options granted after April 19,

2001 will remain exercisable until the tenth anniversary of their date of grant (provided that this clause (C) shall also apply if a Severance Payment is made). Effective February 28, 2006, upon Mr. McGrath’s retirement as an officer of the Company, his previously reported awards of 180,000 performance based restricted stock units under the LTIP and 45,029 equivalent stock units under the EIP vested. Ms. Freilich’s amended Employment Agreement also provides that upon retirement, (a) any performance based stock equity awards will fully vest as if target performance was achieved and non-performance based equity awards will be fully vested and, in each case, will be paid out within 30 days of the retirement date, and (b) any stock options granted prior to April 19, 2001 will remain exercisable until the third anniversary of the retirement date and any stock options granted after April 19, 2001 will remain exercisable until the tenth anniversary of their date of grant. If Ms. Freilich dies or becomes disabled, or if, following a “change in control,” the Company terminates her employment without “cause,” or she terminates her employment for “good reason,” any unvested restricted stock units will be fully vested. The Employment Agreements provide that the officers are prohibited from competing with or recruiting employees from the Company or its subsidiaries or affiliates for two years after termination of employment, other than following a “change in control.” The Company will also indemnify the officers against all liabilities that they may incur as a result of being an officer or director of the Company, or a trustee of fiduciary of an employee benefit plan of the Company.

Severance Plan

The Company has a severance plan to provide officers of Consolidated Edison, Inc., and certain officers of its subsidiaries, including Messrs. Bram, Rana and Hoglund, certain benefits in the event their employment is involuntarily terminated by the Company without “cause,” at any time. Enhanced severance benefits (as described below) would be payable if, within two years following a “change of control,” the officer is involuntarily terminated, other than for “cause,” or the officer resigns for “good reason” (all such terms as defined in the plan). For an involuntary termination of employment before a “change of control,” benefits under the plan include: (i) a lump sum equal to the officer’s target award under the Executive Incentive Plan, prorated through the termination date; (ii) a lump sum equal to one times the sum of the officer’s annual salary and target award under the Executive Incentive Plan; (iii) a lump sum payment equal to the net present value of one additional year’s service credit under the Company’s pension plans (assuming compensation at the officer’s annual salary and target award); (iv) one year’s additional service credit toward eligibility for (but not for commencement of) retiree benefits; (v) continued participation for one year in the Company’s health and life insurance plans and (vi) outplacement services for one year. In the event the involuntary termination occurs or the officer resigns for “good reason” after a “change of control,” the “one” becomes a “two” in clauses (ii), (iii), (iv) and (v) above. Payments under the plan are subject to reduction if the reduction would result in greater after-tax proceeds to the officer than if full payments were made and were subject to taxation to the officer as an “excess parachute payment” under Section 4999 of the Internal Revenue Code.

Stock Options

The Management Development and Compensation Committee may grant options under the LTIP. All grants of stock options outstanding under the LTIP and its predecessor, the 1996 Stock Option Plan, have a term of ten years from the date of grant and an exercise price equal to 100 percent of fair market value on the date of grant. The stock options are non-transferable and become exercisable three years after the date of grant. The exercise price cannot be reduced. In the event of a change in control of the Company, the Management Development and Compensation Committee may provide for appropriate adjustments including accelerating any exercisability or expiration dates and settlement of options either at the time the option is granted or at a subsequent date.

Option Grants In Last Fiscal Year (2005)

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2005	Exercise or Base Price	Expiration Date	Grant Date Present Value(1)
Eugene R. McGrath	—	—	—	—	—
Kevin Burke	—	—	—	—	—
Joan S. Freilich	—	—	—	—	—
John D. McMahon	40,000	3.1%	$43.72	1/20/2015	$180,400
Stephen B. Bram	—	—	—	—	—
Louis L. Rana	16,000	1.2%	$43.72	1/20/2015	$72,160
Robert N. Hoglund	25,000	1.9%	$43.72	1/20/2015	$112,500

(1)	The grant date present values were calculated using the Black-Scholes option-pricing model applied as of the grant date (January 20, 2005). The values generated by this model depend upon the following assumptions: an expected life of 4.6 years after the grant date; a constant dividend yield on the underlying stock of 5.37 percent; an assumed annual volatility of the underlying stock of 19.0 percent; and a risk-free rate of return for the option period of 3.8 percent. The market value on the grant date is the closing price of the Common Stock on the day preceding the grant date. No discount was made for restrictions on transfer or vesting.

Aggregated Option Exercises In Last Fiscal Year (2005)

And Fiscal Year-End Option Values (12/31/05)

	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In the Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Eugene R. McGrath	100,000	$789,000	570,000	250,000	$2,076,725	$1,380,000
Kevin Burke	—	—	166,000	119,000	1,002,615	490,500
Joan S. Freilich	—	—	160,000	50,000	609,550	276,000
John D. McMahon	40,000	580,951	112,000	125,000	541,735	474,900
Stephen B. Bram	15,000	202,500	122,000	50,000	594,480	276,000
Louis L. Rana	11,000	75,845	16,000	38,000	30,560	136,200
Robert N. Hoglund	—	—	—	25,000	—	65,250

(1)	Represents the difference between the market price of the Company’s Common Stock and the exercise price of the options at December 31, 2005. The amounts may not be realized. Actual values, if any, will be realized at the time of any exercise.

Restricted Stock Units

Long Term Incentive Plan Table—Awards in Last Fiscal Year (2005)

		Estimated Future Payouts
Name	Performance Period	Threshold #	Target #	Maximum #
Eugene R. McGrath	2005-2007	12,500	50,000	75,000
Kevin Burke	2005-2007	4,000	16,000	24,000
Joan S. Freilich	2005-2007	4,000	16,000	24,000
John D. McMahon	2005-2007	1,250	5,000	7,500
Stephen B. Bram	2005-2007	2,500	10,000	15,000
Louis L. Rana	2005-2007	500	2,000	3,000
Robert N. Hoglund	2005-2007	750	3,000	4,500

Each restricted stock unit represents the right to receive, upon vesting on the third anniversary of the date of grant, one share of Con Edison common stock, the cash value of a share or a combination thereof. The number of units in each award is subject to adjustment as follows: (i) 50 percent of the units awarded will be multiplied by a factor that may range from 0 to 150 percent based on Con Edison’s total stockholder return relative to the Standard & Poor’s Electric Utilities Index during the specified performance period; and (ii) 50 percent of the units awarded will be multiplied by a factor that may range from 0 to 150 percent based on determinations made in connection with the EIP (or, for two officers, the O&R Annual Team Incentive Plan or goals relating to Con Edison’s competitive energy businesses) during the specified performance period.

Pension Plans

The following table shows, for the salary levels and years of service indicated, the annual pension benefit payable commencing at age 65 for the officers shown in the Summary Compensation Table (other than Mr. Hoglund) under the Consolidated Edison Retirement Plan, a funded, tax-qualified, defined benefit pension plan, and Con Edison of New York’s Supplemental Retirement Income Plan, an unfunded, non-qualified plan (together referred to as the “Plans”), as supplemented in the case of Mr. McGrath and Ms. Freilich by their employment agreements.

Final Average Salary	Years of Service
	15	20	25	30	35	40	45
$50,000	$11,250	$15,000	$19,000	$24,000	$25,250	$26,500	$27,750
$100,000	$22,805	$30,406	$38,508	$48,609	$51,109	$53,609	$56,109
$200,000	$50,555	$67,406	$85,258	$107,109	$112,109	$117,109	$122,109
$300,000	$78,305	$104,406	$132,008	$165,609	$173,109	$180,609	$188,109
$400,000	$106,055	$141,406	$178,758	$224,109	$234,109	$244,109	$254,109
$500,000	$133,805	$178,406	$225,508	$282,609	$295,109	$307,609	$320,109
$600,000	$161,555	$215,406	$272,258	$341,109	$356,109	$371,109	$386,109
$700,000	$189,305	$252,406	$319,008	$399,609	$417,109	$434,609	$452,109
$800,000	$217,055	$289,406	$365,758	$458,109	$478,109	$498,109	$518,109
$900,000	$244,805	$326,406	$412,508	$516,609	$539,109	$561,609	$584,109
$1,000,000	$272,555	$363,406	$459,258	$575,109	$600,109	$625,109	$650,109
$1,100,000	$300,305	$400,406	$506,008	$633,609	$661,109	$688,609	$716,109
$1,200,000	$328,055	$437,406	$552,758	$692,109	$722,109	$752,109	$782,109
$1,300,000	$355,805	$474,406	$599,508	$750,609	$783,109	$815,609	$848,109
$1,400,000	$383,555	$511,406	$646,258	$809,109	$844,109	$879,109	$914,109
$1,500,000	$411,305	$548,406	$693,008	$867,609	$905,109	$942,609	$980,109
$1,600,000	$439,055	$585,406	$739,758	$926,109	$966,109	$1,006,109	$1,046,109
$1,700,000	$466,805	$622,406	$786,508	$984,609	$1,027,109	$1,069,609	$1,112,109
$1,800,000	$494,555	$659,406	$833,258	$1,043,109	$1,088,109	$1,133,109	$1,178,109
$1,900,000	$522,305	$696,406	$880,008	$1,101,609	$1,149,109	$1,196,609	$1,244,109
$2,000,000	$550,055	$733,406	$926,758	$1,160,109	$1,210,109	$1,260,109	$1,310,109
$2,100,000	$577,805	$770,406	$973,508	$1,218,609	$1,271,109	$1,323,609	$1,376,109
$2,200,000	$605,555	$807,406	$1,020,258	$1,277,109	$1,332,109	$1,387,109	$1,442,109
$2,300,000	$633,305	$844,406	$1,067,008	$1,335,609	$1,393,109	$1,450,609	$1,508,109
$2,400,000	$661,055	$881,406	$1,113,758	$1,394,109	$1,454,109	$1,514,109	$1,574,109
$2,500,000	$688,805	$918,406	$1,160,508	$1,452,609	$1,515,109	$1,577,609	$1,640,109
$3,000,000	$827,555	$1,103,406	$1,394,258	$1,745,109	$1,820,109	$1,895,109	$1,970,109
$3,500,000	$966,305	$1,288,406	$1,628,008	$2,037,609	$2,125,109	$2,212,609	$2,300,109
$4,000,000	$1,105,055	$1,473,406	$1,861,758	$2,330,109	$2,430,109	$2,530,109	$2,630,109

The Plans provide pension benefits based on: (i) the participant’s highest average salary for 48 consecutive months within the 120 consecutive months prior to retirement (“final average salary”); (ii) the portion of final average salary in excess of the Social Security taxable wage base in the year of retirement, and (iii) the participant’s length of service. For purposes of the Plans, a participant’s salary for a year is deemed to include any award under the annual bonus plans (see “Report on Executive Compensation” above) for that year; provided that the portions of awards for plan years prior to 2005 that were required to be deferred under the EIP for a five-year period will not be included in the pension calculation if such portions are forfeited in accordance with the EIP. Participants in the Plans whose age and years of service equal 75 are entitled to an annual pension benefit for life, payable in equal monthly installments. Participants may earn increased pension benefits by working additional years. Benefits payable to a participant who retires between ages 55 and 59 with less than 30 years of service are subject to a reduction of 1 1/2 percent for each full year of retirement before age 60. Early retirement reduction factors are not applied to pensions of employees electing retirement at age 55 or older with at least 30 years of service. However, benefits payable on the portion of final average salary in excess of the Social Security taxable wage base to a participant who retires before age 65 are subject to IRS reduction factors. The approximate years of service covered by the Plans are for: Mr. McGrath, 43 years; Mr. Burke, 33 years; Ms. Freilich, 29 years (including 18 months of additional service to be credited pursuant to her employment agreement); Mr. McMahon, 29 years; Mr. Bram, 43 years; and Mr. Rana, 36 years.

The compensation covered by the Plans equals the sum of a participant’s salary plus annual bonus. The current salaries of the officers listed in the Summary Compensation Table (other than Mr. Hoglund) are as follows: Mr. McGrath: $1,588,000; Mr. Burke: $1,000,000; Ms. Freilich: $615,000; Mr. McMahon: $665,000; Mr. Bram: $615,000 and Mr. Rana: $595,000. Their 2005 bonuses are shown on the Summary Compensation Table. The Plans provide an annual adjustment, not applicable to participants hired on or after January 1, 2001, equal to the lesser of 3% or 3/4 of the annual increase in the Consumer Price Index to offset partially the effects of inflation.

Mr. Hoglund’s pension benefits are calculated under the Plans’ “cash balance” formula which applies to all management employees hired on or after January 1, 2001. The Company allocates a percentage of his salary plus annual bonus to a notional cash balance account. Mr. Hoglund’s current salary is $535,000 and his 2005 annual bonus was $265,000. His cash balance account is credited with interest at rates, determined by the Internal Revenue Service, that will not be less than 3% nor more than 9% annually. Mr. Hoglund’s account balance under the Plans’ amounted to $78,579 as of December 31, 2005. Mr. Hoglund currently has two years of service covered under the Plans. The Company has agreed to provide Mr. Hoglund credit for an additional ten years of service in the cash balance formula. Five of the additional ten years of service will be credited after he completes ten years of continuous employment and the remaining five years will be credited after he completes fifteen actual years of continuous service. Benefit distributions are made in the form of a lump sum payment but participants may elect instead to receive an immediate or deferred lifetime annuity.

Performance Graph

The following performance graph compares the Company’s cumulative total stockholder return on its Common Stock for a five-year period (December 31, 2000 to December 31, 2005) with the cumulative total return of the Standard & Poor’s Electric Utilities Index and the Standard & Poor’s 500 Stock Index.

Source: Standard & Poors

		Years Ending
Company / Index	2000	2001	2002	2003	2004	2005
Consolidated Edison, Inc.	100	110.90	124.13	131.73	141.31	157.35
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
S&P Electric Utilities Index	100	83.22	70.69	87.71	111.01	130.62

*	Based on $100 invested at December 31, 2000, reinvestment of all dividends in equivalent shares of stock and market price changes on all such shares.

CERTAIN INFORMATION AS TO INSURANCE AND INDEMNIFICATION

No stockholder action is required with respect to the following information that is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York.

Effective December 2, 2005, the Company purchased Directors and Officers (“D&O”) Liability insurance for a one year term providing for reimbursement, with certain exclusions and deductions, to: (a) Con Edison and its subsidiaries for payments they make to indemnify Directors, Trustees, officers and assistant officers of Con Edison and its subsidiaries, (b) Directors, Trustees, officers and assistant officers for losses, costs and expenses incurred by them in actions brought against them in connection with their acts in those capacities for which they are not indemnified by Con Edison or its subsidiaries and (c) Con Edison and its subsidiaries for any payments they make resulting from a securities claim. The insurers are: Associated Electric & Gas Insurance Services Limited, Allied World Assurance Company, Ltd., Arch Insurance Company, Continental Casualty Company, Federal Insurance Company, Illinois National Insurance Company, Platte River Insurance Company, Starr Excess Liability Insurance International Ltd., Twin City Fire Insurance Company, U.S. Specialty Insurance Company, X.L. Insurance (Bermuda) Ltd., X.L. Specialty Insurance Company and Zurich American Insurance Company. The total cost of the D & O Liability insurance for one year from December 2, 2005 amounts to $6,928,938. The Company also purchased from Associated Electric & Gas Insurance Services Limited, Arch Insurance Company, Axis Reinsurance Insurance Company, Great American E & S Insurance Company, Illinois National Insurance Company, St. Paul Mercury Insurance Company, RLI Insurance Company, U.S. Specialty Insurance Company and Zurich American Insurance Company, additional insurance coverage for one year effective January 1, 2006, insuring the Directors, Trustees, officers, and employees of Con Edison and its subsidiaries and certain other parties against certain liabilities which could arise in connection with fiduciary obligations mandated by ERISA and from the administration of the employee benefit plans of the Company and its subsidiaries. The cost of such coverage was $888,458.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

In order to be included in the proxy statement and form of proxy relating to the Company’s 2007 annual meeting of stockholders, stockholder proposals must be received by the Company at its principal offices at 4 Irving Place, New York, New York 10003, Attention: Corporate Secretary, by December 6, 2006.

Under the Company’s By-laws, written notice of any proposal to be presented by any stockholder or any other person to be nominated by any stockholder for election as a Director must be received by the Secretary of the Company at its principal executive office not less than 70 days nor more than 90 days prior to the anniversary date of the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is first publicly announced or disclosed less than 80 days prior to the date of the meeting, such notice must be given not more than 10 days after such date is first announced or disclosed.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you are the beneficial owner, but not the record holder, of the Company’s shares, your broker, bank or other nominee may determine to deliver only one copy of the Company’s proxy statement and annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (212) 460-4322 or by submitting a written request to the Company’s Corporate Secretary, Con Edison, 4 Irving Place, New York, New York 10003. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS TO COME BEFORE THE MEETING

Management intends to bring before the meeting only the election of Directors and Proposal No. 2 above and knows of no matters to come before the meeting other than the matters set forth herein, including Proposal No. 3 by a stockholder. If other matters or motions come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Please vote, sign and date the enclosed proxy card and mail it promptly in the enclosed postage paid envelope, or vote your proxy by telephone or on the Internet in accordance with the instructions set forth on the proxy card. Your vote is important. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the top portion of the card as your admission ticket.

By Order of the Board of Directors,

Saddie L. Smith

Secretary

New York, NY

April 5, 2006

APPENDIX A

CONSOLIDATED EDISON, INC.

BOARD OF DIRECTORS

CHARTER OF THE AUDIT COMMITTEE

Statement of Purpose

The Audit Committee will assist the Board of Directors in its oversight of the integrity of the financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditors.

Organization and Membership

The Audit Committee will be organized and conduct itself as follows:

(A)	The Board of Directors will annually appoint the members of the Audit Committee, consisting of three (3) or more persons, one of whom will be designated as chair. Each member of the Audit Committee will meet the independence and financial literacy requirements of law and the New York Stock Exchange. The Company expects, and will endeavor to ensure, that at least one member of the Audit Committee is an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (“SEC”).

(B)	The members of the Audit Committee may be removed at any time by a majority vote of the Board present to vote on such action. The Audit Committee member who is the subject of such removal vote will be ineligible to vote on the matter. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board will fill any vacancy at its next regularly scheduled meeting after such vacancy occurs.

(C)	In order to discharge its responsibilities, the Audit Committee will meet at least six (6) times each year, with additional meetings scheduled as determined by the Chair of the Audit Committee. The Chair of the Committee will report to the Board after each meeting of the Audit Committee.

(D)	The Chair of the Audit Committee will be responsible for establishing the agendas for meetings of the Audit Committee. The agenda, together with materials relating to the subject matter of each meeting, will, to the extent practical, be communicated to the members of the Audit Committee sufficiently in advance of each meeting to permit meaningful review.

(E)	A majority of the members of the Audit Committee, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee.

(F)	The Committee may meet by conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and may take action by unanimous written consent.

Duties and Responsibilities

The Audit Committee will:

(A)

Be directly responsible for the appointment (subject to shareholder ratification), compensation, oversight and termination of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such independent auditor will report directly to the Audit Committee. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor employed by the Company for the purpose of rendering or issuing an audit report.

(B)	Pre-approve all auditing services and non-audit services permitted by law, including tax services, to be provided to the Company by the independent auditor of the Company and make the necessary disclosure regarding any non-audit services so approved to investors as required by law.

(C)	At least annually, obtain and review with the lead audit partner a report by the independent auditor describing:

(1)	the independent auditor’s internal quality-control procedures;

(2)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and

(3)	to assess the auditor’s independence all relationships between the independent auditor and the Company.

(D)	Meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the statements prior to the filing of the Company’s Form 10-K and Form 10-Q. In this connection, the Audit Committee will:

(1)	Review with the independent auditor a report prepared by the independent auditor regarding: (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the management of the Company, such as any management letter or schedule of unadjusted differences.

(2)	Discuss with the Chief Executive Officer and Chief Financial Officer (i) all significant deficiencies in the design or operation of internal controls, which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weakness in internal controls; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) the adequacy and effectiveness of the Company’s disclosure controls and procedures.

(3)	Review with the independent auditor management’s assessment, as of the end of the most recent fiscal year, of the effectiveness of the internal control structure and procedures of the Company for financial reporting and the attestation and report of the independent auditor on management’s assessment.

(4)	Review with the Company’s independent auditor the scope of the annual audit to be performed and results of the annual audit and such other matters pertaining to the annual audit, as the Committee may deem appropriate.

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(E)	Review earnings press releases prior to their release, and discuss (generally) financial information and earnings guidance provided to analysts and rating agencies.

(F)	Discuss policies with respect to risk assessment and risk management.

(G)	From time-to-time meet separately with management, with internal auditors (or other personnel responsible for the internal audit function), with the independent auditor and with the General Counsel. The Audit Committee will meet separately with the independent auditor at each Audit Committee meeting that the independent auditor attends.

(H)	Review with the independent auditor any audit problems or difficulties and management’s response.

(I)	Set clear hiring policies for employees or former employees of the independent auditors.

(J)	Prepare the report the SEC rules require to be included in the company’s annual proxy statement.

(K)	Conduct an annual performance evaluation of the Audit Committee and report to the Board the results of the self-evaluation.

(L)	Annually review its charter and recommend any proposed changes to the Corporate Governance and Nominating Committee.

(M)	Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(N)	Review, at least annually, the scope, planning and staffing of the proposed audit for the current year and reports of the Company’s internal auditors (or other personnel responsible for the internal audit function) to the Audit Committee and actions by management in response to any recommendations contained in the reports and consult with management regarding the qualifications of the internal auditing department and the appointment, replacement, reassignment or dismissal of the principal internal auditor.

(O)	Review such other reports of the Company’s management, its independent auditor, and its internal auditors, as the Audit Committee may deem advisable, with respect to measures taken by the Company to maintain internal controls and accounting practices in compliance with legal requirements and current and new generally accepted accounting principles and auditing standards.

(P)	Receive and review from time to time such reports or other materials as the Audit Committee may deem advisable with respect to significant new developments and trends in accounting and auditing policies and procedures and their impact on the Company.

(Q)	Evaluate at least once every five years whether it is appropriate to rotate the Company’s independent auditor.

(R)	Review, at least annually, the responsibilities and performance of the Company’s internal auditor.

(S)	Oversee the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s Code of Ethics, and oversee the Company’s policies and procedures for monitoring compliance.

The foregoing list of duties is not exhaustive, and the Audit Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

The Audit Committee has sole authority to retain and terminate independent counsel and other advisors as it determines appropriate and to review and approve the fees and other retention terms of any advisors retained by

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the Committee. The Company will provide for funding, as determined by the Audit Committee, for payment of compensation to any such advisors.

Audit Committee’s Role

The Audit Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Audit Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

Revised effective February 16, 2006

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